Exhibit 99.1

For Immediate Release –                                                                                                                                                                                                                           Contact:

Jay Schecter

212-346-7960

jschecter@aabilities.com

Corporate Resource Services Enters Into Agreement To
Acquire
Tri-Diamond Staffing Inc.

NEW YORK--(January 11, 2011)—Corporate Resource Services, Inc. (OTCBB: CRRS), a national provider of temporary and permanent staffing services, announced today that it has entered into a definitive agreement to acquire Tri-Diamond Staffing Inc. from an affiliate of Tri-State Employment Services, Inc.  Tri-Diamond Staffing, which following the consummation of the acquisition will be known as Diamond Staffing Services, Inc., is in the business of providing temporary and permanent employment staffing services and related support services principally to clients in light industrial businesses.  The purchase price is approximately $25 million which will be paid through the issuance of 29,411,765 shares of the Company's common stock.

Tri-Diamond Staffing had sales of approximately $77 million for the nine-month period ended September 30, 2010, with approximately $1.8 million in pre-tax income for the same period.  The company has 23 offices throughout the United States.

“We are excited by the size and quality of this acquisition” said Jay H. Schecter, Chief Executive Officer of CRS.  Mr. Schecter continued “the inroads Tri-Diamond has made nationally, together with the quality of its management, provide another opportunity for CRS to grow aggressively.”  Based on current levels of business, this acquisition, when combined with our existing operations, provides CRS with annual revenues approaching $300 million.

Completion of the transaction, which is anticipated to close by the end of January 2011, is subject to customary closing conditions for a transaction of this type.

The transaction was reviewed and approved by a special independent committee of the Board of Directors.  The special committee received a fairness opinion from The BVA Group LLC, which indicated that the purchase price paid by CRS for Tri-Diamond, as well as the price per share of the Company's common stock used to determine the number of shares to be issued, was fair from a financial point of view to the unaffiliated stockholders of the Company.

About Corporate Resource Services

Through its four wholly-owned subsidiaries, Accountabilities, Corporate Resource Development, Insurance Overload Services and Integrated Consulting Group, Corporate

Resource Services is a national provider of diversified staffing, recruiting and consulting services, including temporary staffing services, with a focus on light industrial services, the insurance industry and clerical and administrative support.  The Company provides its services across a variety of industries and to a diverse range of clients ranging from sole proprietorships to Fortune 1000 companies.  The Company conducts all of its business in the United States through the operation of over approximately 50 staffing and recruiting offices.

Safe Harbor Disclaimer: This press release contains “forward-looking statements”. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can," “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. These statements, and all phases of our operations, are subject to known and unknown risks, uncertainties and other factors, including, but not limited to, our ability to satisfy our working capital requirements; our ability to identify suitable acquisition candidates or investment opportunities; our ability to integrate any acquisitions made and fully realize the anticipated benefits of these acquisitions; successor liabilities that we may be subject to as a result of acquisitions; material employment related claims and costs as a result of the nature of our business; our ability to retain key management personnel; the financial difficulty of our clients, which may result in nonpayment of amounts owed to us; significant economic downturns resulting in reduced demand for our services; our ability to attract and retain qualified temporary personnel, who possess the skills and experience necessary to satisfy our clients and other risk factors as identified in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other reports filed with the Securities and Exchange Commission, or SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Our actual results, levels of activity, performance or achievements and those of our industry may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by law, we undertake no obligation to update the forward-looking statements.  We refer to our Quarterly Report on Form 10Q for the quarter and nine months ended June 30, 2010 for additional information regarding the Company’s results of operations, balance sheet, liquidity and working capital and strategy.

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